i-80 Gold Reports First Quarter 2025
Operating and Financial Results

RENO, NEVADA, May 5, 2025 – i-80 GOLD CORP. (TSX:IAU) (NYSE American:IAUX) (“i-80 Gold”, or the “Company”) reports its operating and financial results for the three months ended March 31, 2025.

Unless otherwise stated, all amounts referred to herein are in U.S. dollars (C$ represents Canadian dollars).

"At Granite Creek Underground, i-80 Gold's first gold project to ramp up, we are making good progress in our dewatering efforts, addressing groundwater inflows by enhancing our pumping capacity and upgrading the water treatment infrastructure,” stated Richard Young, President and Chief Executive Officer. "These improvements should allow us to ramp-up to steady state of gold output in the second half of 2025."

Mr. Young added, “We continue to make progress on our recapitalization strategy by actively pursing various financing options in order to secure capital and serve as a catalyst to unlock the potential of our gold projects. While we recognize that i-80 Gold remains in a period of balance sheet constraints, the technical foundation of our portfolio is stronger than ever. These are largely low-risk, brownfield projects with infrastructure in place, and we are increasing technical experience to execute on the development plan. With preliminary economic assessments released for all five gold assets, which carry a combined after-tax net present value of approximately $1.6 billion at a 5% discount rate and $2,175 per ounce gold price, we’ve mapped out a credible and staged development plan.”

OPERATING AND FINANCIAL HIGHLIGHTS

First Quarter 2025

•Revenue totaled $14.0 million compared to $8.4 million in the prior year period primarily driven by higher ounces sold at Granite Creek and a higher average realized gold price1.
•Gold sales1 totaled 4,952 ounces at an average realized gold price2 of $2,825 per ounce, compared to gold sales1 of 4,061 ounces at an average realized gold price2 of $2,063 per ounce in the prior year period.
•Loss of $0.10 per share for the quarter compared to a $0.06 loss per share in the prior year primarily due to revaluation losses from the gold prepay and silver purchase agreement.
•Cash used in operating activities was $22.7 million, compared to $25.2 million in the prior year period.
•Cash balance of $13.5 million as at March 31, 2025, a decrease of $5.5 million during the quarter due to cash used in operating activities partially offset by cash provided by financing activities from a private placement and the Company's at-the-market equity program ("ATM Program").
•Filed preliminary economic assessments for all five gold projects as scheduled in support of the Company’s new development plan.

•Completed modifications to the pumping system at Granite Creek Underground leading to improving water levels and reduced mine interruptions.
•Received the Decision Record from the U.S. Bureau of Land Management ("BLM") for the commencement of the underground portals at Archimedes Underground.
•Completed approximately 15,000 feet of underground delineation drilling at the Cove Project to enhance the certainty of the mineral resource estimate and support engineering analyses for an anticipated feasibility study.
•Executed several financing initiatives to enhance financial flexibility in support of the Company’s broader recapitalization plan, including a recently finalized working capital facility with Auramet International, Inc. for $12 million, maturing in 12 months.

		Three months ended March 31,
		2025	2024
Revenue	$000s	14,048	8,413
Net loss	$000s	(41,205)	(19,700)
Loss per share	$/share	(0.10)	(0.06)
Cash flow used in operating activities	$000s	(22,701)	(25,223)
Cash and cash equivalents	$000s	13,475	13,090
Exploration feet drilled	ft	14,762	7,626
Gold ounces sold[1]	oz	4,952	4,061
Average realized gold price[2]	$/oz	2,825	2,063
1.Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%).
2. This is a Non-GAAP Measure; please see “Non-GAAP Measures” section.

RECAPITALIZATION UPDATE

Management is advancing its recapitalization plan to support the Company’s development plan on several fronts, and is in active discussions with several parties regarding a number of financing options including a senior lending facility, royalty sales, non-core asset sales such as its FAD property as well as terming out the 2025 quarterly gold prepays

On April 29, 2025, the Company finalized a master purchase and sale agreement with Auramet International, Inc., for the prepayment of sulfide material, totaling $12.0 million and $11.6 million in net proceeds.

Management has been engaged in discussions with existing and potential new partners, and aims to complete the second phase of its refinancing plan by June 30, 2026, which coincides with the date of maturity of the Orion Convertible Loan.

OPERATIONAL AND FINANCIAL OVERVIEW

	Three months ended March 31,
(in thousands of USD)	2025	2024
Revenue	14,048	8,413
Cost of sales	(10,766)	(8,332)
Depletion, depreciation and amortization	(376)	(377)
Gross profit (loss)	2,906	(296)

Expenses
Exploration, evaluation and pre-development	9,545	7,274
General and administrative	4,990	4,225
Property maintenance	4,147	4,322
Loss from operations	(15,776)	(16,117)

Other income and expenses, net	(17,225)	4,839
Interest expense	(8,204)	(8,036)
Loss before income taxes	(41,205)	(19,314)

Deferred tax expense	—	(386)
Net loss	(41,205)	(19,700)
1Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58%

Granite Creek Underground

The Granite Creek property includes the Granite Creek Underground Project, a fully permitted, constructed and operating mine and the Granite Creek open pit oxide deposit adjacent to the underground project, currently in the permitting stage. The Granite Creek Underground Project is the first company asset to be redeveloped and is currently ramping up towards steady-state of gold output.

Granite Creek		Three months ended March 31,
Operational Statistics		2025	2024
Oxide mineralized material mined	tonnes	15,876	9,464
Sulfide mineralized material mined	tonnes	14,643	3,238
Total oxide and sulfide mineralized material mined	tonnes	30,519	12,702
Oxide mineralized material mined grade	g/t	11.89	13.52
Sulfide mineralized material mined grade	g/t	8.31	8.40
Low-grade mineralized material mined[1]	tonnes	22,845	11,715
Low-grade mineralized material grade[1]	g/t	2.78	3.56
Waste mined	tonnes	27,462	32,953
Total material mined	tonnes	80,826	57,370
Processed mineralized material[2]	tonnes	33,838	—
Gold ounces sold[3]	oz	3,106	1,575
Underground mine development (pre-development)	ft	504	749

Financial Statistics		2025	2024
Mining cost (total mineralized material and waste)	$/t	169	140
Processing cost (processed mineralized material)	$/t	29	N/A
Site general and administrative (“G&A”) (total mineralized material mined4)	$/t	31	52
Royalties	$000s	505	1,234
Capital expenditure[5]	$000s	378	461
Pre-development, evaluation and exploration expenses	$000s	3,770	4,480
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Processed mineralized material consists of toll treated material and material placed under leach.
3Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%).
4Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.
5Capital expenditure based on accrual basis.

Mining rates during the first quarter, were higher than the prior year comparative period due to improved productivity and the pace of development. In response to the increased water ingress, the Company improved the pumping system availability and capacity, as well as, modifications to reduce mine interruption. Water levels are dropping throughout the mining area and water ingress rates are anticipated to continue to decrease in the near term. Gold output is expected to ramp up to steady-state during the second half of 2025. Additional dewatering infrastructure upgrades will be completed in 2025. In early 2025 a predictive groundwater model was completed and the Company is utilizing this study to evaluate future dewatering needs.

The Company continues to encounter elevated levels of oxide mineralized material. A substantial portion of this lower-grade mineralized material has been deemed suitable for processing via heap leach at the Company's Lone Tree heap leach facility. During the quarter, 916 ounces were processed and sold from the Lone Tree heap leach facility. As at March 31, 2025, sulfide mineralized material of approximately 26,613 tonnes were on the stockpile to be processed in the remainder of 2025. Under the new toll milling agreement, the material is expected to be processed within 120 days of delivery to the process facilities.

Capital expenditures for the three months were for sustaining capital. Pre-development, evaluation, and exploration expenses were primarily for underground development.

An infill drilling program is planned to be completed in 2025 for inclusion in a feasibility study. Granite Creek open pit expansion baseline field studies associated with Federal National Environmental Policy Act ("NEPA") permitting activities were initiated during the first quarter of 2025. The permitting process is anticipated to take approximately three years.

The development of an exploration drift at Granite Creek Underground began in the fourth quarter of 2024 and is expected to be completed by the end of the second quarter of 2025. This drift will provide access for infill drilling from underground in the South Pacific Zone, which will begin immediately upon completion of the drift.

Ruby Hill (Archimedes Underground Project and Mineral Point Open Pit Project)

Ruby Hill includes the Archimedes Underground Project, the Mineral Point open pit heap leach project, as well as several base metal deposits. The Archimedes Underground Project is expected to be the Company's second underground mine. Mineral Point is a large oxide gold and silver deposit with the potential to become the Company’s largest gold producing asset.

During the first quarter of 2025, the Company finalized a preliminary economic assessment on both the Archimedes Underground Project and Mineral Point open pit project.

Permitting for Archimedes underground continued in the first quarter of 2025. During the quarter, the Company received the Decision Record from the BLM for the commencement of the underground portals. Associated state permits are still in process and responses are expected to be received in the second quarter of 2025.

The timeframe to first production is approximately 14 months in duration from the commencement of portal blasting which will commence once the state permit is approved. In the meantime, the Company is leaching the historic leach pads, which provides minor amounts of gold extraction. Construction of the surface facilities and associated infrastructure commenced in the fourth quarter of 2024 and will carry into the first half of 2025. Underground construction activities are expected to begin in the third quarter of 2025.

The Mineral Point drill program is expected to begin in the third quarter of 2025 to support geotechnical, metallurgical and hydrogeology studies for baseline data to advance the permitting and technical reports for Mineral Point.

Ruby Hill		Three months ended March 31,
Operational Statistics		2025	2024
Gold ounces sold	oz	452	444
Exploration drilling	ft	—	4,032

Financial Statistics		2025	2024
Processing cost (processed oz)	$/oz	1,652	1,166
Site G&A (processed oz)	$/oz	1,210	1,093
Royalties	$000s	37	27
Capital expenditure[1]	$000s	192	49
Pre-development, evaluation and exploration expenses	$000s	3,191	416
1Capital expenditure based on accrual basis.

In addition to permitting activities, the Company continued to recover ounces from the heap leach pads at Ruby Hill.

Pre-development expenditures this quarter at Ruby Hill were related to preparatory work related to portal development and other surface work.

Cove Project

The permitting process for Cove remains on track with approvals anticipated by the end of 2027. The draft plan of operations has been submitted to the BLM and the baseline permitting work is largely in the process of being finalized. Management is targeting the initiation of the Environmental Impact Statement process in the second half of 2025 pending some additional evaluation and possible discussion with the regulatory agencies due to the significant disturbance footprint and potential impact on water and air quality. The permitting process for Cove remains on track with approvals anticipated by the end of 2027. The draft plan of operations has been submitted to the BLM and the baseline permitting work is largely in the process of being finalized. Management is targeting the initiation of the Environmental Impact Statement process in the second half of 2025 pending some additional evaluation and possible discussion with the regulatory agencies due to the significant disturbance footprint and potential impact on water and air quality.

Cove		Three months ended March 31,
Operational Statistics		2025	2024
Exploration drilling	ft	14,762	3,594

Financial Statistics		2025	2024
Pre-development, evaluation and exploration expenses	$000s	2,547	2,272

In addition to the permitting process, an infill drill program was completed during the first quarter of 2025 to increase confidence in the mineral resource and collect data for engineering work to complete a feasibility study expected in 2025. Underground delineation drilling continued during the first quarter on the Helen and Gap deposits with two core rigs, completing approximately 15,000 feet of core drilled bringing total drilling over the course of the infill campaign to approximately 145,000 feet. The 2023 through 2025 drill program results will be included in a planned updated feasibility study.

Lone Tree
The focus at Lone Tree is a feasibility study to evaluate the refurbishment of the autoclave facility with the intention of processing sulfide ore from the three underground mines (Granite Creek, Archimedes and Cove) in support of the Company's regional hub-and-spoke mining and processing strategy. Management continues to review the value engineering studies in preparation for the feasibility study which is expected to be completed in the fourth quarter of 2025.

The continued leaching of the historic leach pad at Lone Tree is producing a reasonable amount of gold. The Company plans to continue to recover ounces from the Lone Tree leach pads as long as it is economical to do so.

Lone Tree		Three months ended March 31,
Operational Statistics		2025	2024
Gold ounces sold	oz	1,394	2,042

Financial Statistics		2025	2024
Processing cost (processed oz)	$/oz	551	573
Site G&A (processed oz)	$/oz	154	436
Capital expenditure[1]	$000s	63	415
1Capital expenditure based on accrual basis.
Capital expenditures for the three months were related to general infrastructure in sustaining the operations and activities at Lone Tree. Spending in 2024 was related to the technical work on the refurbishment of the autoclave processing plant.

FINANCIAL STATEMENTS

This press release should be read in conjunction with i-80 Gold’s Quarterly Report on Form 10-Q, including the unaudited condensed consolidated interim financial statements and associated Management's Discussion and Analysis of Operations and Financial Condition for the three months ended March 31, 2025 included therein, which is available on the Company’s website at www.i80gold.com, on EDGAR at www.sec.gov, and on SEDAR+ at www.sedarplus.ca.

CONFERENCE CALL AND WEBCAST

Management will hold a conference call and audio webcast to discuss the first quarter highlights followed by a question-and-answer session from participants. The details are as follows:

Date:                May 5, 2025
Time:                10:00 a.m. ET
Webcast:            app.webinar.net/1ogR9ExXPZK
Telephone:             1-416-945-7677
Toll-free (North America):     1-888-699-1199

QUALIFIED PERSONS

Tyler Hill, CPG-12146, VP Geology, and Tim George, PE, VP Operations, at i-80 Gold have reviewed this press release and are each a "Qualified Person" within the meaning of National Instrument 43-101 — Standards of Disclosure for Mineral Projects and S-K 1300 and Subpart 1300 of Regulation S-K under the U.S. Securities Act of 1933, as amended.

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality asset portfolio. The Company is the fourth largest gold mineral resource holder in the state with a pipeline of high-grade development and production-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its fully permitted central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi - VP Corporate Development and Strategy
1.866.525.6450
info@i80gold.com
www.i80gold.com

FORWARD LOOKING INFORMATION

Certain information set forth in this press release including but not limited to management's assessment of the Company's future plans and operations, the perceived merit of projects or deposits, and the impact and anticipated timing of the Company’s development plan and recapitalization plan, production guidance and outlook, the anticipated growth expenditures, the anticipated timing of permitting, production, project development or technical studies, Granite Creek's planned ramp-up to a steady state of gold output during the second half of 2025, and the brownfield projects being largely low risk, constitutes forward looking statements or forward-looking information within the meaning of applicable securities laws. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive there from. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources, the Company may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of mineral resource, or production estimates and stock market volatility. Please see “Risks Factors” in the Form 10-K for the fiscal year ended December 31, 2024 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. This includes average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements. For a more detailed breakdown on how this measure was calculated, please see the definition and table below.

Definitions

"Average realized gold price” per ounce of gold sold is a non-GAAP measure and does not constitute a measure recognized by US GAAP Accounting Standards and does not have a standardized meaning defined by US GAAP Accounting Standards. It may not be comparable to information in other gold producers’ reports and filings.

Average realized gold price per ounce of gold sold

	Three months ended March 31,
(in thousands of U.S. dollars, unless otherwise noted)	2025	2024
Consolidated
Revenue	14,048	8,413
Silver revenue	(61)	(37)
Gold revenue	13,987	8,376
Gold ounces sold[1]	4,952	4,061
Average realized gold price ($/oz)	2,825	2,063

Lone Tree
Revenue	3,963	4,302
Silver revenue	(14)	(19)
Gold revenue	3,949	4,283
Gold ounces sold	1,394	2,042
Average realized gold price ($/oz)	2,833	2,097

Ruby Hill
Revenue	1,390	913
Silver revenue	(47)	(18)
Gold revenue	1,343	895
Gold ounces sold	452	444
Average realized gold price ($/oz)	2,971	2,016

Granite Creek
Revenue	8,695	3,198
Gold revenue	8,695	3,198
Gold ounces sold[1]	3,106	1,575
Average realized gold price ($/oz)	2,799	2,030
1. Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 59% in 2025 (2024 - 58%).